Exhibit 10.3

EXECUTION VERSION

Employment AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 14, 2023, by and between United Community Banks, Inc., a Georgia corporation (the “Company”), and H. Lynn Harton (“Executive”).

WHEREAS, the Company is desirous of continuing the employment of Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive is desirous of continuing his employment with the Company on such terms and conditions and for such consideration; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is hereby covenanted and agreed by Executive and the Company as follows:

1.             Effective Date. This Agreement shall become binding and enforceable when accepted by Executive in the manner set forth for acceptance below, and the provisions of this Agreement shall become effective as of the date first written above (the “Effective Date”).

2.             Employment Period. The initial term (the “Initial Employment Period”) of Executive’s employment under this Agreement will commence on the Effective Date and end on the third anniversary of the Effective Date, unless terminated earlier pursuant to Section 5; provided, however, that commencing on the first anniversary of the Effective Date, and on each annual anniversary thereafter (such date and each annual anniversary thereof shall be hereinafter referred to as an “Extension Date”), unless previously terminated consistent with the terms hereof, the Employment Period shall be automatically extended so as to terminate three (3) years from such Extension Date, unless either party gives at least ninety (90) days’ written notice to the other party, prior to such Extension Date, of its intention not to extend the Employment Period (the Initial Employment Period and each subsequent extension shall constitute the “Employment Period”).

3.             Position and Duties; Standard of Services; Location.

(a)            Position and Duties. During the Employment Period, Executive shall (i) serve as Chief Executive Officer, President and Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer of United Community Bank, a South Carolina state-chartered bank and a wholly owned subsidiary of the Company (the “Bank”), and Chairman of the Board of Directors of the Bank, in each case, with such authority, powers, duties and responsibilities as are commensurate with such positions and as may be assigned to Executive from time to time by the Board consistent with such positions, and (ii) report directly to the Board.

(b)            Standard of Services. During the Employment Period, Executive shall devote his full business time, energies and talents to serving in the position described in Section 3(a), and he shall perform his duties faithfully and efficiently subject to the directions of the Board. During the Employment Period, Executive may serve on civic, charitable or other not-for-profit boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, manage personal investments and, subject to the prior written approval of the Board or a committee thereof, serve on boards of for-profit entities, in each case, so long as such activities do not interfere with the performance of Executive’s responsibilities in accordance with this Agreement and Executive complies with applicable provisions of any codes of business conduct and ethics of the Company and the Bank, as in effect from time to time. During the Employment Period, Executive shall be subject to the codes of business conduct and ethics of the Company and the Bank and such other policies of the Company and the Bank, as in effect from time to time.

(c)            Location. During the Employment Period, Executive’s principal place of employment shall be the Company’s headquarters in Greenville, South Carolina, or such other location mutually agreed upon between the Board and Executive.

4.             Compensation. Subject to the terms of this Agreement, during the Employment Period, while Executive is employed by the Company, the Company shall compensate Executive for his services as follows:

(a)            Base Salary. Executive shall receive an annual base salary (“Annual Base Salary”) of no less than $1,050,000. Executive’s Annual Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to its normal performance review policies for senior executives and may be increased but not decreased (other than in connection with a temporary across-the-board reduction applied to Executive on the same basis as applied to other executive officers of the Company). The term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as in effect from time to time. Such Annual Base Salary shall be payable in monthly or more frequent installments in accordance with the Company’s payroll policies.

(b)            Annual Cash Incentive Award. With respect to each fiscal of the Company ending during the Employment Period, Executive shall be eligible to receive an annual cash incentive award (the “Incentive Award”) with a target opportunity of not less than 100% of his Annual Base Salary for the applicable fiscal year (the “Target Incentive Award Opportunity”) and in accordance with the terms of the annual cash incentive plan applicable to executive officers of the Company. The Incentive Award will be determined by the Compensation Committee on the same basis as incentive award determinations are made for other executive officers of the Company and subject to the achievement of any performance goals established by the Compensation Committee with respect to such fiscal year. Any earned Incentive Award shall be paid to Executive pursuant to the terms of the applicable incentive plan; provided, however, that any such Incentive Award for a fiscal year shall be paid to Executive no later than the fifteenth (15th) day of the third (3rd) month following the close of such fiscal year. The term “Target Incentive Award Opportunity” as utilized in this Agreement shall refer to the Target Incentive Award Opportunity as in effect from time to time.

(c)            Annual Long-Term Incentive Awards. With respect to each fiscal year of the Company ending during the Employment Period, Executive shall be granted annual long-term incentive awards with a target grant date fair value of not less than 200% of his Annual Base Salary (the “Target LTI Award Opportunity”). The grant timing, form and terms and conditions (including with respect to performance determinations) of such long-term incentive awards will be no less favorable than those applicable to other executive officers of the Company; provided that such awards will contain terms that provide for (i) full vesting (without proration) with respect to any service-based vesting requirement in connection with Executive’s retirement from the Company on or after age sixty-seven (67), which vesting shall be implemented as determined by the Compensation Committee either as immediate or continued vesting and, in the case of any performance vesting awards, which vesting may be contingent on the determination of the level of achievement of the applicable performance goals (determined on a basis no less favorable than as applies to similar awards held by other executive officers of the Company), (ii) the settlement of any such awards that are deferred compensation subject to Section 409A of the Code to occur at a time consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) in the case of any outstanding stock options held by Executive, a post-termination exercise period equal to the then-remaining full term of the option.

(d)            Employee Benefits and Perquisites. During the Employment Period, Executive shall be provided with employee benefits and perquisites on a basis no less favorable than such benefits and perquisites are provided by the Company to other executive officers of the Company, as in effect from time to time.

(e)            Expense Reimbursement. During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies applicable to other executive officers and in accordance with the requirements of Section 9(j)(ii).

(f)             Indemnification and D&O Insurance. The Company will indemnify Executive to the fullest extent permitted by law and under the charter and bylaws of the Company. Executive shall be covered by any directors’ and officers’ insurance that the Company shall have in effect from time to time, both during and after the period of his service to the Company for so long as the potential for liability exists, on terms no less favorable than those applicable to other directors and officers of the Company.

5.             Termination of Employment.

(a)            Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Board determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide Executive with written notice in accordance with Section 9(c) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the “Disability Effective Date”); provided that, within thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform his employment duties due to his permanent and total disability as determined by a physician reasonably acceptable to the Company.

(b)            Cause. The Company may terminate Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)                 Executive’s continued intentional failure or refusal to materially abide by the terms and conditions of this Agreement or perform substantially Executive’s assigned duties (other than as a result of total or partial mental or physical incapacity);

(ii)              Executive’s engagement in willful misconduct, including without limitation, fraud, embezzlement, theft or dishonesty, in the course of Executive’s employment with the Company;

(iii)            Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime (other than a felony) that involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any of its affiliates;

(iv)             a material breach of the restrictive covenants in this Agreement; or

(v)               a material breach of the Company’s Code of Conduct or another written policy of the Company applicable to Executive, that results in, or could reasonably be expected to result in, material harm to the Company, including reputational harm.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” or “intentional” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. To invoke a termination with Cause, the Company shall provide written notice to Executive of the existence of one or more of the conditions described in clauses (i) through (v) within thirty (30) days following the Board’s actual knowledge of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Cause, and Executive shall have thirty (30) days following receipt of such written notice (the “Executive Cure Period”) during which it may remedy the condition (other than events described in clause (iii)) if such condition is reasonably subject to cure. In addition, in the case of a termination of Executive’s employment with Cause other than as described in clause (iii) above, the cessation of employment of Executive shall not be deemed to be with Cause, unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board other than Executive at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good-faith opinion of the Board, Executive is guilty of the conduct described in clause (i), (ii), (iv) or (v) above, and specifying the particulars thereof in detail.

(c)            Good Reason. Executive’s employment may be terminated by Executive during the Employment Period with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the written consent of Executive:

(i)               the assignment to Executive of any duties or responsibilities inconsistent in any material respect with Executive’s position, status, office, title, reporting relationship, duties or responsibilities as set forth in this Agreement;

(ii)              a reduction in Executive’s Annual Base Salary (other than a temporary reduction as permitted under Section 4(a));

(iii)            a material reduction in Executive’s Target Incentive Award Opportunity or Target LTI Award Opportunity;

(iv)             a change by thirty-five (35) miles or more in Executive’s principal work location from the location specified in this Agreement; or

(v)             any other action or inaction that constitutes a material breach by the Company of this Agreement.

To invoke a termination with Good Reason, Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (v) within thirty (30) days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty (30) days following receipt of such written notice (the “Company Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. If the Company fails to remedy the condition constituting Good Reason during the applicable Company Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within sixty (60) days following such Company Cure Period for such termination as a result of such condition to constitute a termination with Good Reason. Notwithstanding anything to the contrary in this Agreement, a temporary suspension of Executive’s duties, authorities, employment or other roles hereunder not in excess of ninety (90) days by the Board based upon the Board’s good-faith judgment that such suspension is warranted pending investigation of any material allegations relating to the conduct of Executive or the conduct of the Company that may implicate Executive shall not give rise to Good Reason.

(d)            Notice of Termination. Any termination by the Company with Cause, or by Executive with Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(c). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice or thirty (30) days after the end of the Company Cure Period, if applicable, in the case of a termination by Executive with Good Reason). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(e)            Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by the Company without Cause, or by Executive without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be; (ii) if Executive’s employment is terminated by Executive with Good Reason, a date that is no later than thirty (30) days after the Company Cure Period, if applicable; (iii) if Executive’s employment is terminated by the Company with Cause, the Date of Termination shall be the date on which the Company notifies Executive of such termination (which shall not be until after the expiration of Executive Cure Period); and (iv) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

6.             Obligations of the Company upon Termination of Employment.

(a)            Resignation by Executive with Good Reason or Termination by the Company without Cause. If, during the Employment Period, Executive’s employment is terminated (x) by Executive with Good Reason or (y) by the Company without Cause (and other than due to his death or Disability), subject to Executive’s execution, delivery to the Company and non-revocation of a release of claims substantially in the form attached as Exhibit A (the “Release”) within thirty (30) days of the Date of Termination (except with respect to the payment of Accrued Obligations and Other Benefits (as such terms are defined below)), and in consideration for Executive’s compliance with the restrictive covenants, the Company shall pay to Executive within thirty (30) days after the effective date of the Release (except as otherwise required by law or provided below) or provide, as applicable, the following:

(i)                 a lump-sum cash payment within thirty (30) days of the Date of Termination consisting of: (A) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (B) any Incentive Award earned by Executive for a prior fiscal year of the Company, but not yet paid to Executive (or, if not determined, an Incentive Award determined on the same basis as other executive officers of the Company with any individual performance goals to be deemed achieved at not less than target); (C) any accrued and unused paid time off to the extent not theretofore paid; and (D) any unreimbursed business expenses incurred prior to the Date of Termination (the sum of the amounts described in clauses (A), (B), (C), and this clause (D) shall be hereinafter referred to as the “Accrued Obligations”); provided that, notwithstanding the foregoing, if Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or the Incentive Award described in clause (A) or (B), then for all purposes of this Section 6 (including Sections 6(b) and 6(c)), such deferral election, and the terms of the applicable deferred compensation arrangement shall apply to the same portion of the amount described in such clause (A) or (B), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);

(ii)              a prorated Incentive Award in respect of the fiscal year of the Company in which the Date of Termination occurs, with such amount to equal the product of (A) the Incentive Award for the fiscal year in which the Date of Termination occurs earned based on the Target Incentive Award Opportunity for such year and actual performance (as determined by the Compensation Committee on the same basis as such determinations are made for other executive officers of the Company and with Executive’s individual performance factors or criteria, if applicable, to be deemed satisfied at no less than target level), and (B) a fraction, (1) the numerator of which is the number of days in the fiscal year of the Company in which the Date of Termination occurs through the Date of Termination, and (2) the denominator of which is the total number of days in such fiscal year (the “Prorated Incentive Award”), which Prorated Incentive Award shall be paid in a lump sum in cash at the time annual bonuses are paid to other executive officers of the Company generally (or, if later, as soon as reasonably practicable after the effective date of the Release), but in no event earlier than the date of any irrevocable election applicable to such Prorated Incentive Award under any deferred compensation arrangement subject to Section 409A of the Code;

(iii)            a lump-sum cash payment equal to the product of (A) 2.5 multiplied by (B) the sum of Executive’s Annual Base Salary in effect immediately prior to such termination of employment and the Target Incentive Award Opportunity (whether payable in cash or equity) for the year in which the Date of Termination occurs (or if not yet established, for the immediately preceding fiscal year);

(iv)             a lump-sum cash payment equal to the monthly premium cost for the continuation of healthcare coverage (including dental and vision) under Section 4980B of the Code based on the coverage applicable to Executive (and his dependents) immediately prior to the Date of Termination (the “COBRA Amount”), multiplied by thirty (30); and

(v)               to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliates through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans or agreements.

(b)            Termination Due to Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or by the Company due to Disability during the Employment Period, Executive or his estate or beneficiary, as applicable, will be entitled to the Accrued Obligations, the timely payment or provision of the Other Benefits, the Prorated Incentive Award, and the COBRA Amount (only in the case of Disability), which payments and benefits will be provided consistent with the timing applicable upon a termination without Cause and shall be subject to the effectiveness of a Release by Executive (or his legal representative, in the case of his Disability or his estate in the case of his death), to the extent that an effective Release is a condition to the payment of any such amounts or benefits under Section 6(a).

(c)            Termination by the Company with Cause; Resignation by Executive without Good Reason. If, during the Employment Period, Executive’s employment is terminated by the Company with Cause or by Executive without Good Reason, this Agreement shall terminate without further obligations to Executive, other than the obligation to pay or provide (i) the Accrued Obligations (paid as set forth in Section 6(a)(i)) and (ii) the Other Benefits (paid in accordance with the provisions of the applicable plans).

(d)            Effect of Termination on Other Positions. If, on the Date of Termination, Executive is a member of the Board or the board of directors of any of the Company’s subsidiaries, or holds any other position with the Company or its subsidiaries, Executive shall be deemed to have resigned from all such positions as of the Date of Termination. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

(e)            Full Settlement. The payments and benefits provided under this Section 6 (including, without limitation, the Other Benefits) shall be in full satisfaction of the Company’s obligations to Executive upon his termination of employment, notwithstanding the remaining length of the Employment Period, and in no event shall Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 6.

(f)            Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or any of its affiliates. Without limiting the generality of the foregoing, Executive’s resignation under this Agreement with or without Good Reason shall in no way affect Executive’s ability to terminate employment by reason of Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or any of its affiliates, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company or any of its affiliates or their respective successors, and any termination that otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.

7.             No Mitigation; No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

8.            Restrictive Covenants.

(a)           Confidential Information. Executive agrees that, during his employment with the Company or any Subsidiary (as defined below) and at all times thereafter, he will not disclose Confidential Information (as defined below), except as necessary to carry out Executive’s duties as an employee of the Company or any Subsidiary or as a member of the Board of Directors of the Company. Nothing in this Agreement shall impair Executive’s right under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for the information provided to any government authority under such law or regulation.

(b)           Defend Trade Secrets. The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Executive shall have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(c)            Return of Company Property. Executive agrees that upon his termination of employment for any reason, Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing Confidential Information, in each case in Executive’s possession, except for any personal diaries, calendars, rolodexes or personal notes or correspondence. Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 8(c).

(d)           Cooperation. Executive agrees to make himself available, attend meetings, give testimony, and otherwise cooperate with the Company, its Subsidiaries and their respective advisors as reasonably requested regarding any business matters in which Executive was involved or any litigation, arbitration, administrative proceedings, investigations or other matters of a similar nature involving the Company or any of its Subsidiaries of which Executive had knowledge or is alleged to have had knowledge. Executive shall provide any address changes to the Company in a written notice given in accordance with Section 9(c). The Company shall provide reimbursement to Executive for reasonable expenses associated with this provision.

(e)            Mutual Nondisparagement. Executive and the Company each agree that neither Executive nor the Company will make any public statements that materially disparage the other party. The Company shall not be liable for any breach of its obligations under this Section 8(e) if it informs its directors and executive officers, as such term is defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended, of the content of its covenant hereunder and takes reasonable measures to ensure that such individuals honor the Company’s agreement. Notwithstanding the foregoing, nothing in this Section 8(e) shall prohibit Executive or the Company from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction or to enforce any legal right, including, without limitation, the terms of this Agreement.

(f)            Nonsolicitation. Executive agrees that, while he is employed by the Company or any Subsidiary and (i) during the two (2)-year period following the Date of Termination, Executive shall not, directly or indirectly, individually, or on behalf of any Person (as defined below), other than the Company or a Subsidiary solicit or induce, or in any manner attempt to solicit or induce, any individual employed by or providing services to the Company or any Subsidiary (as of the date of such solicitation or during the six (6) months prior thereto) to leave such employment or service, whether or not such employment or service is pursuant to a written contract with the Company or any Subsidiary or is at will, or (ii) during the one (1)-year period following the Date of Termination, Executive shall not, directly or indirectly, individually, or on behalf of any Person other than the Company or a Subsidiary solicit any Customers (as defined below) for the purpose of providing services identical to or reasonably substitutable for the Company’s Business (as defined below).

(g)           Noncompetition. Executive agrees that, while he is employed by the Company or any Subsidiary and during the one (1)-year period following his Date of Termination, Executive will not, directly or indirectly, in any manner, associate with or provide services, in any capacity (including, without limitation, as an officer, agent, employee, partner, director, consultant, or advisor and whether or not for compensation), to any business (whether through a corporation or other entity) engaged in the Company’s Business in the states of Alabama, Florida, Georgia, North Carolina, South Carolina and Tennessee and any other state in the United States in which, as of the Date of Termination, the Company has more than an insubstantial customer facing business presence or has taken material steps to establish such business presence, including having filed an application for regulatory approval to establish an office or otherwise engages in lending or deposit-taking activities. Ownership for personal investment purposes only of less than two percent (2%) of the voting stock of any publicly held corporation shall not constitute a violation hereof.

(h)           Equitable Remedies. Executive acknowledges and agrees that the provisions of this Section 8 are reasonable as to time, scope and territory given the Company’s need to protect its and its Subsidiaries’ Confidential Information and its and their relationships and goodwill with its and their customers, suppliers, employees, and contractors, all of which have been developed at great time and expense to the Company. Executive represents that he has the skills and abilities to obtain alternative employment after the Date of Termination that would not violate the covenants in this Section 8 and that these covenants do not pose an undue hardship on Executive. Executive further acknowledges that Executive’s breach of any of the covenants in this Section 8 would likely cause irreparable injury to the Company, and therefore entitles the Company, in addition to any other remedies available in law or equity, to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual or threatened breach of any such covenants. If a bond is required to be posted for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. The Company acknowledges and agrees that the provisions in Section 8(d) are reasonable and appropriate and that Executive shall have the same rights and remedies with respect to enforcement against the Company as are available to the Company under this Section 8(h).

(i)             Severability; Blue Pencil. Executive acknowledges and agrees that he has had the opportunity to seek advice of counsel in connection with this Agreement, and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration and in all other respects. If it is determined that any provision of this Section 8 is invalid or unenforceable, the remainder of the provisions of this Section 8 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 8 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced. For purposes of this Section 8, references to the Company shall include its Subsidiaries as of the Date of Termination, whether or not specified, unless the context clearly indicates otherwise.

(j)             For purposes of this Agreement, the following terms shall have the meanings specified below:

(i)                 “Company’s Business” means the business of operating a commercial or retail bank, savings association, mutual thrift, credit union, trust company, securities brokerage, wealth management, insurance agency or equipment financing business.

(ii)                “Confidential Information” means information, without regard to form, relating to the Company’s or any Subsidiary’s customers, operation, finances, and business that has value to the Company or any Subsidiary, that is not generally known to competitors of the Company or a Subsidiary, and that Executive became aware of due to Executive’s employment with the Company. Confidential Information includes, but is not limited to, technical or nontechnical data (including personnel data), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques, processes, financial data, or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company or any Subsidiary by third parties that the Company or any Subsidiary is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law.

(iii)               “Customers” means all Persons that (1) Executive serviced or solicited on behalf of the Company or any Subsidiary during the twenty-four (24) months prior to the Date of Termination, (2) whose dealings with the Company or any Subsidiary were coordinated or supervised, in whole or in part, by Executive during the twenty-four (24) months prior to the Date of Termination, or (3) about whom Executive obtained Confidential Information during the twenty-four (24) months prior to the Date of Termination, as a result of Executive’s association with the Company.

(iv)               “Person” means any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(v)                “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

9.            Miscellaneous.

(a)            Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The parties irrevocably submit to the jurisdiction of either the Superior Court of Union County, Georgia, or the federal court sitting in or for Northern District of Georgia with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

(c)           Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

If to the Company:

United Community Banks, Inc.

2 West Washington Street Suite 700

Greenville, SC 29601

Attention: General Counsel

If to Executive: At the most recent address on file with the Company.

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next-day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(d)            Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)            Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(f)            Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(g)           Survivorship. Upon the expiration or other termination of this Agreement or Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

(h)           Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

(i)             Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the parties with respect to the subject matter hereof, other than the Change in Control Continuity Agreement between Executive and the Company dated as of the date hereof (the “CIC Continuity Agreement”), which shall remain in effect during the Employment Period (unless otherwise terminated in accordance with its terms) and shall supersede this Agreement as of the CIC Effective Date (as defined in the CIC Continuity Agreement). The obligations under this Agreement are enforceable solely against the Company and its successors and assigns.

(j)             Section 409A.

(i)                 General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one (1) taxable year shall be paid in the later taxable year.

(ii)                Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)               Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its affiliates as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six (6)-month period immediately following Executive’s separation from service on account of Executive’s separation from service shall instead be paid on the first (1st) business day of the seventh (7th) month following Executive’s separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of Executive’s death.

(k)           Successors.

(i)                 This Agreement is personal to Executive and, except as provided in Section 9(k)(ii), without the prior written consent of the Company, shall not be assignable by Executive, other than by will or the laws of descent and distribution. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(ii)              The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(l)             Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS THEREOF, the Company and Executive have caused this Agreement to be duly executed and delivered, effective as of the Effective Date.

UNITED COMMUNITY BANKS, INC.

By:
Jefferson Harralson
Executive Vice President and
Chief Executive Officer

EXECUTIVE

H. Lynn Harton

[Signature Page to Amended and Restated Employment Agreement]

EXHIBIT A

[COMPANY LETTERHEAD]

[First Name Last Name
Street Address
City, State Zip]

[DATE]

Dear [EMPLOYEE]:

This Agreement (this “Agreement”) is made as of the date listed below, by and between United Community Banks, Inc. (the “Company”) and H. Lynn Harton (“Executive”) regarding Executive’s cessation of employment with the Company.

Upon execution, this Agreement shall constitute a binding general release of claims (the “General Release”). We advise that if Executive has any questions regarding his rights and the General Release contained in this Agreement, Executive should consult an attorney prior to executing this document. If Executive agrees to the terms of this Agreement, Executive should sign this Agreement and return it to the individual listed below on or after the Date of Termination (as defined below) but no later than twenty-one (21) days from the date of this Agreement.

United Community Banks, Inc.

2 West Washington Street Suite 700

Greenville, SC 29601
ATTENTION: General Counsel

1.	Executive’s employment will cease on [DATE] (the “Date of Termination”). In accordance with the terms of Executive’s employment agreement with the Company, dated [DATE] (the “Employment Agreement”), Executive will receive the severance benefits available to Executive under the Employment Agreement as set forth in Schedule I hereto in exchange for the execution of this Agreement, which will release all claims that have been or could be made by Executive relative to Executive’s employment with, or termination by, the Company.

2.	Restrictions in Employment Agreement. Notwithstanding anything to the contrary in this Agreement, Executive acknowledges and agrees that the provisions in Section 8 of the Employment Agreement shall remain in full force and effect in accordance with the terms of the Employment Agreement.

3.	Consideration of Agreement. Executive represents that: (a) Executive has had sufficient time to consider Executive’s options regarding this Agreement; (b) Executive has been provided with accurate and complete information regarding the benefits that are available to Executive under the terms of this Agreement; (c) Executive has not been subjected to any threats, intimidation, or coercion by the Company in connection with this Agreement; and (d) the terms of this Agreement have been written in a manner that Executive understands.

4.	Not an Admission. This Agreement shall not be construed as an admission by any person or entity that he, she or it has acted wrongfully with respect to Executive or any other person, or that Executive has any claims whatsoever against any person or entity, and the Company specifically disclaims any liability for wrongful acts against Executive or any other person, on the part of itself and its officers, directors, employees or agents.

5.	General Release. Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its affiliates, and their officers, directors, partners, members, shareholders, representatives, agents, attorneys, and employees and each of the affiliates, predecessors, successors and assigns, and family members of the aforementioned (collectively, the “Releasees”) from any and all rights, claims, charges, demands, obligations, causes of action, promises, agreements, controversies, liens, damages and liabilities of every kind based upon any past action, omission or event, whether known or unknown, and whether or not in litigation that Executive may have or that could be asserted by another on Executive’s behalf, based on any action, omission or event relating to Executive’s employment with the Company and/or the cessation thereof through the date Executive executes this Agreement. The General Release includes actions claiming violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniformed Services Employment and Reemployment Act, and the Rehabilitation Act of 1973, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company or any of the Releasees. The General Release also includes any claims for wrongful discharge or that the Company or any of the other Releasees has dealt with Executive unfairly or in bad faith, and any actions raising tortious claims or any claim of express or implied contract of employment or any other cause of action or claims of violation of common law. The General Release is for any and all relief, without regard to its form or characterization. Included in the General Release are any and all claims for attorneys’ fees and for future damages allegedly arising from the alleged continuation of the effects of any past action, omission or event. Executive further represents that Executive will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on his behalf arising out of the matters released hereby.

6.	Exclusions from General Release. Notwithstanding the foregoing, the General Release shall not release the Company from: (a) any obligations under the Employment Agreement as set forth in Schedule I to this Agreement; (b) any obligations regarding any rights of Executive as a current or former officer, director or employee of the Company or its affiliates to indemnification under the terms of the Employment Agreement, the Company’s bylaws or charter or any insurance policy or other agreement under which Executive is entitled to indemnification or directors’ and officers’ liability coverage; (c) any claims or causes of action that cannot legally be waived, including, but not limited to, any claim for earned but unpaid wages, workers’ compensation benefits, unemployment benefits, and vested 401(k) benefits; (d) any claims that may arise in the future from events or actions occurring after the Date of Termination; and (e) any claims as the holder or beneficial owner of securities (or other rights relating to securities, including equity awards) of the Company or its affiliates. By signing this Agreement, Executive represents that Executive has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating to any of the matters set forth in this paragraph.

7.	Entire Agreement. Executive acknowledges and agrees that any prior representations, promises or agreements between Executive and the Company relating to the subject matter of this Agreement are hereby extinguished, that there are no oral or written representations, promises or agreements between the parties other than those set forth in this Agreement, and that this constitutes the entire and only agreement on the subject matters covered in this Agreement. For the avoidance of doubt, this Agreement is not intended to extinguish any provisions of the Employment Agreement that are required to survive following the Date of Termination to carry out the intentions of the parties under the Employment Agreement.

8.	Severability. Should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected and each remaining part, term or provision shall be legal, valid and enforceable to the fullest extent permitted by law, and any illegal, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

9.	Jurisdiction/Choice of Law/Waiver of Jury Trial. Executive agrees that the provisions of this Agreement shall be construed in accordance with the internal laws of the State of Georgia, without regard to the conflict of law provisions of any state. Both parties hereby waive any right to a jury trial.

10.	Acknowledgment. By signing this document, in addition to releasing all claims described herein, in accordance with the Older Workers Benefit Protection Act of 1990, Executive is aware of and agrees to the following:

a.	Executive has been advised to consult with an attorney prior to signing this Agreement;

b.	Executive was given at least twenty-one (21) days to consider the actual terms of this Agreement; Executive understands that Executive must deliver a signed copy of this Agreement to the Company in the care of: [ ];

c.	Executive understands that Executive may revoke this Agreement within seven (7) calendar days from the date of signing, in which case this Agreement shall be null and void and of no force and effect on the Company or Executive; and

d.	Executive understands that this Agreement shall not become effective or enforceable until the seven (7)-day revocation period has expired. Executive further understands and acknowledges that, to be effective, the revocation must be in writing, delivered to [ ], on or before the seventh (7th) calendar day after Executive signs this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING OUT OF YOUR EMPLOYMENT.

By:

Name:

Title:

Dated:

I have read this Agreement, and I am fully aware of the legal effects of this Agreement. I have chosen to execute this Agreement freely, without reliance upon any promises or representations made by the Company other than those contained in this Agreement, and I understand that, under the terms of this Agreement, I will receive payments provided under the Employment Agreement as set forth on Schedule I, less applicable tax withholdings, in accordance with the terms of the Employment Agreement following the date on which this Agreement becomes irrevocable as described above.

EXECUTIVE

Dated:

Schedule 1
Severance Benefits

Payment or Benefit	Amount	Payment Timing

Accrued Obligations	$[●] (Base Salary)
(not subject to Release):
$[●] (Unpaid Incentive Award)

$[●] (Accrued Vacation)

$[●] (Unreimbursed Expenses)

Severance Payment:	$[●]

Prorated Incentive Award:	$[●]

COBRA Amount:	$[●]

Other Benefits
(not subject to Release):	[To be specified as applicable]

S-1